Exhibit 99.1

General Moly Announces Closing of Public Offering of Securities

LAKEWOOD, COLORADO, October 22, 2018 — General Moly, Inc. (the “Company” or “General Moly”) (NYSE American and TSX: GMO), the only western-exchange listed, pure-play molybdenum mineral development company, announced today the closing of an underwritten public offering of common stock and warrants raising gross proceeds of approximately $2.3 million, before commissions and expenses.

Bruce D. Hansen, the Company’s chief executive officer, purchased $500,000 in the offering at the public offering price per share and accompanying warrant.

H.C. Wainwright & Co. was the sole book running manager for the offering.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About General Moly

General Moly is a U.S.-based, molybdenum mineral exploration and development company listed on the NYSE American, recently known as the NYSE MKT and former American Stock Exchange, and the Toronto Stock Exchange under the symbol GMO. The Company’s primary asset, an 80% interest in the Mt. Hope Project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with the Company’s wholly-owned Liberty Project, a molybdenum and copper property also located in central Nevada, General Moly’s goal is to become the largest primary molybdenum producer in the world.

Molybdenum is a metallic element used primarily as an alloy agent in steel manufacturing.  When added to steel, molybdenum enhances steel strength, resistance to corrosion and extreme temperature performance. In the chemical and petrochemical industries, molybdenum is used in catalysts, especially for cleaner burning fuels by removing sulfur from liquid fuels, and in corrosion inhibitors, high performance lubricants and polymers.

Contact:

Scott Roswell

(303) 928-8591

info@generalmoly.com

Website: www.generalmoly.com